ROCHDALE INVESTMENT TRUST
SECOND AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 10th day of June, 2010, to the Fund Accounting Servicing Agreement, dated as of June 12, 2006, as amended May 20, 2009 (the “Agreement”), is entered into by and between Rochdale Investment Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the length of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 15 is hereby superceded and replaced with the following:

15.	Term of Agreement; Amendment

A.   This Agreement shall become effective as of June 10, 2010 and will continue in effect for a period of five (5) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, as authorized and approved by the Trustees.

B.   In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the five (5) year term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the rebate of any negotiated discounts.
b.	all fees associated with converting services to a successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ROCHDALE INVESTMENT TRUST By: /s/ Kurt Hawkesworth Title: COO/CCO	U.S. BANCORP FUND SERVICES, LLC By: /s/ Michael R. McVoy Title: Executive Vice President

June 2010